EXHIBIT 11-1


           DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

            Computation of Fully Diluted Earnings Per Share
               (In thousands, except per share amounts)




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


                                                               Three Months Ended                  Nine Months Ended
                                                               September 30,                       September 30,
                                                          1997               1996             1997               1996
                                                      ------------       -----------      ------------       --------

Weighted Average Common Shares:
     Average Common Shares Outstanding                 55,114           53,300             54,751            53,300

    Average Restricted Stock Units Outstanding          3,283            5,140              3,633             5,160

    Average Common Shares Issuable Under Employee
      Benefit Plans                                     7,081            2,174              6,973             2,156

    Average Common Shares Issuable
      Upon Conversion of Convertible Debt                 675                -                560                 -
                                                    ---------         ---------         ---------         ---------
Weighted Average Common Shares Outstanding             66,153           60,614             65,917            60,616
                                                    =========         ========          =========         =========
Earnings:
     Net Income                                     $ 120,300         $ 56,100          $ 306,900         $ 218,200
     Less:  Preferred Stock Dividend
      Requirement                                       2,970            4,967              9,174            14,901
                                                   ----------         ---------         ---------         ---------

Earnings Applicable to Common Shares                $ 117,330         $ 51,133          $ 297,726         $ 203,299
                                                   ==========         ========          =========         =========


Fully Diluted Earnings Per Common Share             $    1.77         $   0.84          $    4.52         $    3.35
                                                   ==========         ========          =========         =========
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